Exhibit 2(h)(1)

FORM OF DISTRIBUTION AGREEMENT

between

BLACKSTONE ALTERNATIVE ALPHA FUND II

and

BLACKSTONE ADVISORY PARTNERS L.P.

Dated as of:             , 2013

Blackstone Advisory Partners L.P.

345 Park Avenue

New York, New York 10154

Dear Sirs:

Blackstone Alternative Alpha Fund II, a Massachusetts business trust (the “Fund”), is registered as a closed-end, non-diversified management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and is registering $250,000,000 of its shares of beneficial interest (“Shares”) under the Securities Act of 1933, as amended (the “1933 Act”), to be offered for sale in a public offering in accordance with the terms and conditions set forth in one or more Prospectuses (each, a “Prospectus” and collectively, the “Prospectuses”) and Statement of Additional Information (“SAI”) included in the Fund’s Registration Statement(s) filed with the Securities and Exchange Commission on Form N-2, as it may be amended from time to time (collectively, the “Registration Statement”). The Securities and Exchange Commission has granted exemptive relief permitting the Fund to offer multiple classes of Shares. The Registration Statement currently offers the following share classes: Advisor Class I Shares, Advisor Class II Shares and Advisor Class III Shares. In the future, other classes of Shares may be designated and offered.

In this connection, the Fund desires that your firm, Blackstone Advisory Partners L.P. (the “Distributor”), act as distributor for the sale and distribution of Shares which have been registered as described above and of any additional Shares which may become registered during the term of this Agreement. You have advised the Fund that you are willing to act as the distributor of Shares, and it is accordingly agreed by and between us as follows:

1. Appointment of the Distributor. The Fund hereby appoints you as the sole distributor of Shares in connection with the aforesaid public offering of Shares, and the Fund further agrees from and after the date of this Agreement, that it will not, without your consent, sell or agree to sell any Shares otherwise than through you, except: (a) the Fund may issue Shares in connection with a merger, consolidation or acquisition of assets on such basis as may be authorized or permitted by the 1940 Act and the rules thereunder; and (b) the Fund may issue Shares in connection with the reinvestment of distributions made by the Fund or of any other investment company if permitted by the then-current applicable Prospectus or SAI.

2. Sale of Shares. You agree to serve as the distributor of Shares in accordance with the terms of this Agreement, and to offer Shares to investors as agent of the Fund either directly or through broker, dealers and other financial institutions which enter into selling agreements with you (“Selling Agents”). In connection with the offering of Shares, you further agree that:

(a) You will use reasonable efforts to sell Shares, provided, however, that when requested by the Fund at any time because of market or other economic considerations or abnormal circumstances of any kind, or when agreed to by mutual consent between you and the Fund, you will suspend your efforts (including as to any classes of investors or any specific jurisdictions or otherwise). The Fund may also suspend or terminate the offering of Shares (including as to any classes of investors or any specific jurisdictions or otherwise) at any time when required by the provisions of any statute, order, rule or regulation of any governmental body having jurisdiction. It is understood that you do not undertake to sell all or any specific number or amount of Shares, that you are acting as an agent of the Fund and not as a principal, and that you are not obligated to buy any Shares for your own account.

(b) You will not make offers or sales of Shares except in the manner set forth in the applicable Prospectus and/or SAI. You agree to comply with any procedures that we establish in connection with the offer and sale of Shares and you agree not to make offers or sales of any Shares and agree to require all brokers, dealers and other financial institutions that enter into selling agreements with you not to make any such offers or sales except in compliance with any such procedures. In this regard, you agree that:

(i) No sale of Shares to any one investor will be for less than the minimum amount as may be specified in the applicable Prospectus or as the Fund may otherwise advise you.

(ii) No offer or sale of Shares will be made in any state or jurisdiction, or to any prospective investor located in any state or jurisdiction, where Shares have not been registered or qualified for offer and sale under applicable state securities laws unless Shares are exempt from the registration or qualification requirements of such laws.

(iii) Sales of Shares will be made only to persons who are “accredited investors,” as that term is defined in Regulation D under the 1933 Act, as amended, and who meet such other eligibility requirements as may be imposed by the Fund and set forth in the applicable Prospectus from time to time. Unless otherwise agreed by you and the Fund, you will be responsible for reviewing Subscription Certifications (as defined below) and confirming that they have are properly completed, provided that you and we may rely on information provided by Selling Agents concerning their customers and have no obligation to verify the accuracy of that information and that you may delegate responsibility for such confirmations to Selling Agents with respect to their customers.

(c) You will furnish to prospective investors only such information concerning the Fund and the offering of Shares as may be contained in the then-current applicable Prospectus or any written supplements thereto, and such other materials as you have prepared and which comply with applicable laws and regulations and with applicable rules and interpretations of Financial

Industry Regulatory Authority, Inc. (“FINRA”). For purposes of the offering of Shares, the Fund will furnish to you copies of the Prospectuses (or before the effective date of the Fund’s registration statement under the 1933 Act, copies of the preliminary prospectus), copies of the Fund’s SAI (or before the effective date of the Fund’s registration statement under the 1933 Act, copies of the preliminary SAI) which you will furnish to prospective investors as required by applicable law and regulations, the subscription certification, if any (the “Subscription Certification”), and such other documents as you may reasonably request for the purpose of carrying out your duties hereunder. Additional copies of these materials will be furnished in such numbers as you may reasonably request for purposes of the offering.

(d) The closing of the initial offering of Shares will occur on such date as we agree. Thereafter, Shares will be offered and made available for purchase on a monthly basis as described in the applicable then-current Prospectus or on such other basis as may be determined by the Fund.

3. Compensation. As compensation for the services to be provided by the Distributor under this Agreement, you and Selling Agents will be entitled to receive compensation as set forth in Appendix A, attached hereto.

4. Purchase of Shares.

(a) As Distributor, you have the right, subject to the terms of this Agreement, to accept or reject orders for the purchase of Shares at your discretion. You acknowledge that the Fund also has the right to reject any orders for the purchase of Shares in its discretion. Any consideration that you may receive in connection with a rejected purchase order must be returned promptly.

(b) You agree promptly to issue, or to cause the duly appointed transfer agent of the Fund to issue as your agent, confirmations of all accepted purchase orders and to transmit promptly a copy of such confirmations to the Fund. The full subscription amounts payable to the Fund in connection with each order for the purchase of Shares by an investor will be transmitted by you or by the Selling Agent to the Fund’s escrow agent (for the avoidance of doubt, excluding any applicable sales charges), within the periods specified in the applicable Prospectus.

5. 1933 Act Registration. The Fund agrees that it will use its best efforts to maintain the effectiveness of its Registration Statement under the 1933 Act (the “Registration Statement”). The Fund further agrees to prepare and to file any amendments to the Registration Statement or supplemental information to the Prospectuses or SAI as may be necessary in order to comply with the 1933 Act.

6. 1940 Act Registration. The Fund is registered under the 1940 Act as a closed-end management investment company, and will use its best efforts to maintain such registration and to comply with the requirements of the 1940 Act.

7. State Blue Sky Qualification. At your request, the Fund will take such steps as may be necessary and feasible to qualify Shares for sale in states, territories or dependencies of the

United States, the District of Columbia, and the Commonwealth of Puerto Rico, in accordance with the laws thereof, and to renew or extend any such qualification; provided, however, that the Fund will not be required to qualify Shares or to maintain the qualification of Shares in any jurisdiction where it deems such qualification disadvantageous to the Fund.

8. Duties of the Distributor. You agree that:

(a) You will furnish to the Fund any pertinent information required to be inserted with respect to you as the Distributor within the purview of all applicable laws and regulations in any reports or registrations required to be filed by the Fund with any governmental authority.

(b) You will not make any representations inconsistent with the information contained in the then-current Prospectuses, SAI, or Registration Statement.

(c) You will maintain such records as may be reasonably required for the Fund or its transfer agent to respond to shareholder requests or complaints, and to permit the Fund to maintain proper accounting records, and you will make such records available to the Fund and its investor servicing agent upon request.

(d) In performing your duties under this Agreement, you will comply with all requirements of the Prospectuses and SAI and all applicable laws, rules and regulations (including the rules of FINRA) with respect to the purchase, sale and distribution of Shares.

(e) You will appoint Selling Agents to provide on an ongoing basis personal investor services and account maintenance services to their customers and will assist these Selling Agents in providing such services, or you will provide such services yourself. Personal investor services and account maintenance services will include the following:

(i)	handling inquiries regarding the Fund from such customers who own Shares, including but not limited to, questions concerning such customers’ investments in the Fund, repurchase offers, reports and tax information provided by the Fund;

(ii)	assisting in the enhancement of relations and communications between such customers and the Fund;

(iii)	assisting in the establishment and maintenance of such customers’ accounts with the Fund, including notifying the Fund or its agents of any changes in account information;

(iv)	assisting in receiving and forwarding purchase and repurchase requests and payments to and from such customers;

(v)	providing such other similar services as the Fund may reasonably request to the extent Distributor is permitted to do so under applicable statutes, rules and regulations.

9. Allocation of Costs. The Fund will pay the costs and expenses associated with the composition and printing of sufficient copies of its Prospectuses and of the SAI as are reasonably required in connection with the distribution of Shares to investors and for periodic distribution to its shareholders and will pay the expense of registering Shares for sale under federal securities laws and for qualifying Shares under state blue sky laws pursuant to paragraph 7. The Fund will also pay the costs and expenses associated with any filings with FINRA and with the preparation and filing of any required registration statements under the 1940 Act or 1933 Act. You will bear your own expenses normally attributable to the offering and sale of Shares, other than those to be paid by the Fund.

10. Exculpation and Indemnification.

(a) The Distributor will not be liable to the Fund for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the performance by the Distributor of its duties under this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services, or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Distributor or any of its officers, directors, managers, employees or agents (collectively, the “Affiliates”) in the performance of their duties under this Agreement, or from reckless disregard by the Distributor or its Affiliates of their obligations or duties under this Agreement. Notwithstanding anything in this Agreement to the contrary, the Distributor shall not be liable for any consequential, incidental, exemplary, punitive, special or indirect damages, whether or not the likelihood of such damages was known by the Distributor, or for damages occurring directly or indirectly by reason of circumstances beyond its reasonable control.

(b) The Fund agrees to indemnify and hold harmless the Distributor and each of its directors and officers and each person, if any, who controls the Distributor within the meaning of Section 15 of the 1933 Act (each such indemnified party, a “Fund Indemnitee”) against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages, or expense and reasonable counsel fees and disbursements incurred in connection therewith), arising by reason of any person acquiring any Shares, based upon the ground that any registration statement, prospectus, statement of additional information, investor reports, application to qualify Shares under the securities laws of any state, or other information filed or made public by the Fund (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements made not misleading. However, the Fund does not agree to indemnify any Fund Indemnitee or hold any Fund Indemnitee harmless to the extent that the statement or omission was made in reliance upon, and in conformity with, information furnished to the Fund by or on behalf of the Distributor.

In no case (i) is the indemnity of the Fund to be deemed to protect a Fund Indemnitee against any liability to the Fund or its investors to which such Fund Indemnitee otherwise would be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Fund to be liable to a Fund Indemnitee under the indemnity agreement contained in this Section 10(b) with respect to any claim made against such Fund Indemnitee unless such Fund Indemnitee shall have notified the Fund in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon such Fund Indemnitee (or after such Fund Indemnitee shall have received notice of service on any designated agent). However, failure to notify the Fund of any claim shall not relieve the Fund from any liability which it may have to a Fund Indemnitee otherwise than on account of its indemnity agreement contained in this Section 10(b).

The Fund shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Fund elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Fund and satisfactory to the indemnified defendants in the suit whose approval shall not be unreasonably withheld. In the event that the Fund elects to assume the defense of any suit and retain counsel, the indemnified defendants shall bear the fees and expenses of any additional counsel retained by them. If the Fund does not elect to assume the defense of a suit, it will reimburse the indemnified defendants for the reasonable fees and expenses of any counsel retained by the indemnified defendants.

The Fund agrees to notify the Distributor promptly of the commencement of any litigation or proceedings against it or any other Fund Indemnitee in connection with the issuance or sale of any of its Shares.

(c) The Distributor will indemnify and hold harmless the Fund and its several officers and directors, and any person who controls the Fund within the meaning of Section 15 of the Securities Act, from and against any losses, claims, damages or liabilities, joint or several, to which any of them may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Prospectuses or any application to qualify Shares under the securities laws of any state, or arise out of, or are based upon, the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, which statement or omission was made in reliance upon and in conformity with information furnished in writing to the Fund or any of its several officers and directors by or on behalf of the Distributor specifically for inclusion therein, and will reimburse the Fund and its several officers, trustees and such controlling persons for any legal or other expenses reasonably incurred by any of them in investigating, defending or preparing to defend any such action, proceeding or claim.

11. Duration. This Agreement will take effect on the date first set forth above, will continue in effect for a period of more than one year only so long as its continuance is specifically approved at least annually (i) by the Trustees of the Fund or by the vote of a majority of the outstanding voting securities of the Fund, and (ii) by the vote of a majority of the Trustees who are not interested persons of the Fund cast in person at a meeting called for the purpose of voting on such approval.

12. Termination. This Agreement may be terminated (i) by the Distributor at any time without penalty upon sixty (60) days’ written notice to the Fund (which notice may be waived by the Fund); or (ii) by the Fund at any time without penalty upon sixty (60) days’ written notice to the Distributor (which notice may be waived by the Distributor). If this Agreement is terminated before the sale of Shares to the public, the Distributor will not be entitled to any compensation hereunder other than reimbursement of any out-of-pocket expenses that may be payable to the Distributor hereunder. Section 10 will survive termination of this Agreement. This Agreement will terminate automatically in the event of its assignment.

13. Amendment. Any amendment to this Agreement will be in writing and will be subject to the approval either by action of the Trustees of the Fund or at a meeting of the shareholders of the Fund by the affirmative vote of a majority of the outstanding shares of the Fund, and by a majority of the Trustees who are not “interested persons,” as defined by the 1940 Act and the rules thereunder, of the Fund or the Distributor by vote cast in person at a meeting called for the purpose of voting on such approval.

14. Certain Definitions. For the purposes of this Agreement, the “affirmative vote of a majority of the outstanding shares” of a Fund means the affirmative vote, at a duly called and held meeting of shareholders of the Fund, (a) of the holders of 67% or more of the shares of the Fund present (in person or by proxy) and entitled to vote at the meeting, if the holders of more than 50% of the outstanding shares of the Fund entitled to vote at the meeting are present in person or by proxy or (b) of the holders of more than 50% of the outstanding shares of the Fund entitled to vote at the meeting, whichever is less. For the purposes of this Agreement, the terms “interested person” and “assignment” have their respective meanings defined in the Investment Company Act of 1940, as amended, subject, however, to the Rules and Regulations under the Investment Company Act of 1940 and any applicable guidance or interpretation of the Securities and Exchange Commission or its staff; and the term “approve at least annually” will be construed in a manner consistent with the Investment Company Act of 1940 and the Rules and Regulations under the Investment Company Act of 1940 and any applicable guidance or interpretation of the Securities and Exchange Commission or its staff.

15. Disclaimer of Trustee and Shareholder Liability. The Distributor understands and agrees that the obligations of the Fund under this Agreement are not binding upon any Trustee or shareholder of the Fund personally, but bind only the Fund and the Fund’s property. A copy of the Agreement and Declaration of Trust of the Fund is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of or arising out of this instrument are not binding on any of the Trustees, officers or shareholders individually, but are binding only upon the trust property of the Trust.

16. Notices. All written notices given pursuant to this Agreement will be sent to a party at the address set forth herein (or such other address as may be specified by a party in a written notice to the other party) and are deemed given upon receipt.

17. Section Headings. The headings for each paragraph of this Agreement are for descriptive purposes only, and such headings are not to be construed or interpreted as part of this Agreement.

18. Governing Law. This Agreement is governed by and will be construed in accordance with the substantive laws of the State of New York which are applicable to contracts made and entirely to be performed therein, without regard to the place of performance hereunder.

If the foregoing is in accordance with your understanding, so indicate by signing in the space provided below.

BLACKSTONE ALTERNATIVE ALPHA FUND II

By:
Name:
Title:

345 Park Avenue, 28th Floor
New York, New York 10154

Accepted:

BLACKSTONE ADVISORY PARTNERS L.P.

By:
Name:
Title:

APPENDIX A

FEE SCHEDULE

In consideration of services relating to the distribution of Shares to investors by the Distributor (“Distribution Services”), the Distributor is entitled to receive any applicable sales charge assessed upon purchasers of Shares as specified in the Fund’s applicable Prospectus. The Distributor, in its agreement with each Selling Agent, may designate the portion of the sales charge attributable to Shares placed by such Selling Agent that will be paid or allowed to such Selling Agent (which portion may be up to the entire sales charge attributable to such Shares), and the Distributor will pay or allow such designated portion of the sales charge to the Selling Agent.

The Fund may also make payments pursuant to any distribution and service plan from time to time in effect with respect to the Fund.